Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports First Quarter Earnings for 2016

•	Net earnings were $23.4 million for the first quarter of 2016, or $0.22 per share.

•	Total loans and leases, net of deferred fees and discounts, increased by $156.5 million for the quarter, or 3.90%.

•	Noninterest-bearing deposits totaled $3.35 billion, or 53.93% of total deposits.

Ontario, CA, April 20, 2016-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter ended March 31, 2016.

CVB Financial Corp. reported net income of $23.4 million for the quarter ended March 31, 2016, compared with $15.8 million for the first quarter of 2015. This represents an increase of $7.6 million, or 47.74%. Diluted earnings per share were $0.22 for the first quarter of 2016, compared to $0.15 for the same period last year. Earnings for the first quarter of 2015 included pre-tax debt termination expense of $13.9 million related to the redemption of $200.0 million of fixed rate debt from the Federal Home Loan Bank (“FHLB”).

On February 29, 2016, we announced the completion of our acquisition of County Commerce Bank (“CCB”). Our financial statements for the first quarter include 31 days of CCB operations, post-merger. At close, Citizens Business Bank acquired $168.0 million of loans, assumed $80.6 million of noninterest-bearing deposits and $224.2 million of total deposits.

Chris Myers, President and CEO of Citizens Business Bank, commented, “We are pleased to complete the acquisition of County Commerce Bank. This acquisition adds approximately $250 million in assets to our balance sheet and four new center locations, extending our footprint northward into and along the central coast of California.” Myers commented further on the quarter, “We had a good quarter of organic loan growth as our new loan production is running significantly ahead of last year. The addition of our new banking teams should help us continue to produce loans at a faster pace than 2015 despite elevated pricing pressure from the competition.”

Net income of $23.4 million for the first quarter of 2016 produced an annualized return on beginning equity of 10.19%, an annualized return on average equity of 9.96% and an annualized return on average assets of 1.22%. The efficiency ratio for the first quarter of 2016 was 48.26%, compared to 64.43% for 2015. Excluding the impact of debt termination expense, the efficiency ratio was 44.34% for 2015.

Total interest income and fees on loans for the first quarter of 2016 of $45.8 million increased $228,000, or 0.50%, from the first quarter of 2015. Total investment income of $18.1 million for the first quarter increased $175,000, or 0.97%, from the first quarter of 2015.

Noninterest income was $8.7 million for the first quarter of 2016, compared with $8.7 million for the fourth quarter of 2015 and $8.0 million for the first quarter of 2015. The first quarter of 2016 included $1.1 million in gain on sale of loans.

Noninterest expense for the first quarter of 2016 was $34.4 million, compared to $31.9 million for the fourth quarter of 2015 and $44.5 million for the first quarter of 2015. The quarter-over-quarter increase was primarily due to a $1.7 million increase in salaries and employee benefits, principally due to higher seasonal payroll taxes, health care costs, additional expenses for new CCB employees, and strategic new hires. The first quarter of 2016 also included $849,000 for non-recurring acquisition related expenses in connection with the acquisition of CCB. By comparison, the first quarter of 2015 included pre-tax debt termination expense of $13.9 million, related to the redemption of $200.0 million of fixed rate debt from the FHLB. As a percentage of average assets, noninterest expense, excluding the impact of debt termination expense, was 1.79%, compared to 1.64% for the fourth quarter of 2015 and 1.67% for the first quarter of 2015.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $62.5 million for the first quarter of 2016, compared to $63.3 million for the fourth quarter of 2015 and $61.0 million for the first quarter of 2015. Our net interest margin (tax equivalent) was 3.52% for the first quarter of 2016, compared to 3.52% for the fourth quarter of 2015 and 3.59% for the first quarter of 2015. Total average earning asset yields (tax equivalent) was 3.63% for the first quarter of 2016, compared to 3.62% for the fourth quarter of 2015 and 3.77% for the first quarter of 2015. Total cost of funds were 0.12% for the first quarter of 2016, compared to 0.11% for the fourth quarter of 2015 and 0.20% for the first quarter of 2015.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2016 was 36.50%, compared with 35.50% for the quarter ended March 31, 2015. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $7.92 billion at March 31, 2016. This represents an increase of $249.6 million, or 3.25%, from total assets of $7.67 billion at December 31, 2015. Interest-earning assets of $7.52 billion at March 31, 2016 increased $231.4 million, or 3.17%, when compared with $7.29 billion at December 31, 2015. The increase in interest-earning assets was primarily due to a $156.5 million increase in total loans, a $128.1 million increase in total interest-earning balances due from the Federal Reserve and federal funds sold, and a $58.0 million increase in interest-earning balances due from depository institutions. This was partially offset by a $112.1 million decrease in total investment securities.

Total assets of $7.92 billion at March 31, 2016 increased $477.9 million, or 6.42%, from total assets of $7.44 billion at March 31, 2015. Interest-earning assets totaled $7.52 billion at March 31, 2016, an increase of $435.6 million, or 6.15%, when compared with earning assets of $7.09 billion at March 31, 2015. The increase in interest-earning assets was primarily due to a $457.4 million increase in total loans, a $77.8 million increase in total investment securities, and a $64.8 million increase in interest-earning balances due from depository institutions. This was partially offset by a $157.6 million decrease in interest-earning balances due from the Federal Reserve and federal funds sold.

On February 29, 2016, we completed the acquisition of CCB headquartered in Ventura County with approximately $253 million in total assets and four branch locations. The increase in total assets at March 31, 2016 included $167 million of acquired loans and $59 million of acquired interest-earning assets due from depository institutions.

Investment Securities

Total investment securities were $3.11 billion at March 31, 2016, a decrease of $112.1 million, or 3.48%, from $3.22 billion at December 31, 2015 and an increase of $77.8 million, or 2.57%, from $3.03 billion at March 31, 2015. The quarter-over-quarter decrease was the result of our strategic shift of excess liquidity into loans with higher yields than currently available in investment securities.

During the third quarter of 2015, we transferred investment securities from our available-for-sale (“AFS”) security portfolio to held-to-maturity (“HTM”). Transfers of securities into the HTM category from the AFS category are transferred at fair value at the date of transfer. The fair value of these securities at the date of transfer was $898.6 million. The unrealized holding gain or loss at the date of transfer is retained in accumulated other comprehensive income and in the carrying value of the held-to-maturity securities. The net unrealized holding gain at the date of transfer was $3.9 million after-tax and will continue to be reported in accumulated other comprehensive income (“AOCI”) and amortized over the remaining life of the securities as a yield adjustment. At March 31, 2016, investment securities HTM totaled $812.9 million. The after-tax unrealized gain reported in AOCI on investment securities HTM was $2.5 million at quarter end.

At March 31, 2016, investment securities AFS totaled $2.29 billion, inclusive of a pre-tax net unrealized gain of $59.0 million.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.35 billion at March 31, 2016, compared to $2.43 billion at December 31, 2015 and $2.14 billion at March 31, 2015. Virtually all of our MBS and CMOs are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a carrying value of $1.2 million as of March 31, 2016, has incurred $1.9 million in net other-than-temporary impairment (“OTTI”) loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the quarter ended March 31, 2016.

Our combined AFS and HTM municipal securities totaled $469.9 million as of March 31, 2016. These securities are located in 29 states with $19.6 million, or 4.18%, within the state of California. Our largest concentrations of holdings are located in Minnesota at 13.67%, Michigan at 11.94%, New Jersey at 9.40%, Texas at 8.17%, and Washington at 6.60%. All municipal bond securities are performing.

In the first quarter of 2016, we purchased $12.3 million of municipal securities with an average tax-equivalent yield of approximately 3.14%. We did not purchase any MBS or CMOs during the quarter.

Loans

Total loans and leases, net of deferred fees and discounts, of $4.17 billion at March 31, 2016 increased by $156.5 million, or 3.90%, from December 31, 2015. The increase in total loans included $167.3 million of loans acquired from CCB. The $156.5 million quarter-over-quarter increase was principally due to increases of approximately $168.7 million in commercial real estate loans, $32.5 million in commercial and industrial loans, $21.1 million in construction loans, $7.3 million in consumer loans, and $6.8 million in Small Business Administration (“SBA”) loans. Dairy & livestock and agribusiness loans decreased by

$79.0 million, primarily due to seasonal paydowns. Excluding the acquired CCB loans and the decrease in dairy and agribusiness loans, overall loan growth was $66.9 million, or about 1.80% for the quarter.

Total loans and leases, net of deferred fees and discounts, of $4.17 billion at March 31, 2016 increased by $457.4 million, or 12.31%, from March 31, 2015.

Deposits & Customer Repurchase Agreements

Deposits of $6.22 billion and customer repurchase agreements of $626.9 million totaled $6.84 billion at March 31, 2016. This represents an increase of $235.2 million, or 3.56%, when compared with total deposits and customer repurchase agreements of $6.61 billion at December 31, 2015. Deposits and customer repurchase agreements increased by $385.0 million, or 5.96%, when compared with $6.46 billion in total deposits and customer repurchase agreements reported at March 31, 2015.

Noninterest-bearing deposits were $3.35 billion at March 31, 2016, an increase of $102.0 million, or 3.14%, compared to $3.25 billion at December 31, 2015 and an increase of $225.2 million, or 7.20%, when compared to March 31, 2015. At March 31, 2016, noninterest-bearing deposits were 53.93% of total deposits, compared to 54.93% at December 31, 2015 and 53.02% at March 31, 2015.

Our average cost of total deposits was 0.10% for the quarter ended March 31, 2016, compared to 0.09% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.11% for the quarters ended March 31, 2016 and March 31, 2015.

FHLB Advance, Other Borrowings and Debentures

On February 23, 2015 we repaid our last remaining FHLB advance which carried a fixed rate of 4.52%.

As a result of the acquisition of CCB on February 29, 2016, we assumed $5.0 million in FHLB advances. We intend to repay these advances in the near future.

At March 31, 2016, we had no short-term borrowings, compared to $46.0 million at December 31, 2015 and zero at March 31, 2015.

At March 31, 2016, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2015 and March 31, 2015.

Asset Quality

The allowance for loan losses totaled $59.3 million at March 31, 2016, compared to $59.2 million at December 31, 2015 and $60.7 million at March 31, 2015. The allowance for loan losses was increased by $180,000 for the first quarter of 2016, primarily due to net recoveries. The allowance for loan losses was 1.42%, 1.47%, 1.55%, 1.57%, and 1.63% of total loans and leases outstanding, at March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015, and March 31, 2015, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”) were $18.1 million at March 31, 2016, or 0.43% of total loans. This compares to nonperforming loans of $21.0 million, or 0.52% of total loans, at December 31, 2015 and $23.0 million, or 0.62% of total loans, at March 31, 2015. The $18.1 million in nonperforming loans at March 31, 2016 are summarized as follows: $12.1 million in commercial real estate loans, $2.5 million in SFR mortgage loans, $2.4 million in SBA loans, $622,000 in commercial and industrial loans, and $456,000 in consumer and other loans. The $2.9 million decrease in nonperforming loans quarter-over-quarter was primarily due to a $2.5 million decrease in nonperforming commercial real estate loans.

We had $6.5 million in Other Real Estate Owned (“OREO”) at March 31, 2016, compared to $7.0 million at December 31, 2015 and $7.1 million at March 31, 2015. As of March 31, 2016, we had four OREO properties, compared with four OREO properties at December 31, 2015 and six OREO properties at March 31, 2015. During the first quarter of 2016, there were no additions to OREO.

At March 31, 2016, we had loans delinquent 30 to 89 days of $900,000. This compares to $1.4 million at December 31, 2015 and $1.9 million at March 31, 2015. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.02% at March 31, 2016, 0.04% at December 31, 2015 and 0.05% at March 31, 2015.

At March 31, 2016, we had $37.3 million in performing TDR loans, compared to $42.7 million in performing TDR loans at December 31, 2015 and $45.4 million in performing TDR loans at March 31, 2015. In terms of the number of loans, we had 35 performing TDR loans at March 31, 2016, compared to 34 performing TDR loans at December 31, 2015 and March 31, 2015, respectively.

Nonperforming assets, defined as nonaccrual loans plus other real estate owned, totaled $24.7 million at March 31, 2016, $28.0 million at December 31, 2015, and $30.1 million at March 31, 2015.

Classified loans are loans that are graded “substandard” or worse. At March 31, 2016, classified loans totaled $83.4 million, compared to $76.9 million at December 31, 2015 and $129.2 million at March 31, 2015. The quarter-over-quarter increase was primarily due to a $6.6 million increase in classified dairy and livestock loans.

CitizensTrust

As of March 31, 2016, CitizensTrust had approximately $2.49 billion in assets under management and administration, including $1.93 billion in assets under management. Revenues were $2.2 million for the first quarter of 2016, compared to $2.2 million for the same period of 2015. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. The Bank is the ninth largest bank holding company headquartered in California with assets of approximately $7.9 billion. CVBF recently earned the ranking of “Best Bank in America” according to Forbes’ America’s Best Banks 2016. Citizens Business Bank has 44 Business Financial Centers, eight Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, April 21, 2016 to discuss the Company’s first quarter 2016 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through May 5, 2016 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10083029.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on Purchase Credit Impaired (“PCI”) loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction or sales activity; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2016	2015	2015
Assets
Cash and due from banks	$108,145	$102,772	$112,336
Interest-earning balances due from Federal Reserve and federal funds sold	131,441	3,325	289,036

Total cash and cash equivalents	239,586	106,097	401,372

Interest-earning balances due from depository institutions	90,718	32,691	25,873
Investment securities available-for-sale	2,294,659	2,368,646	3,028,289
Investment securities held-to-maturity	812,893	850,989	1,464
Investment in stock of Federal Home Loan Bank (FHLB)	18,501	17,588	25,338
Loans and lease finance receivables	4,173,409	4,016,937	3,716,023
Allowance for loan losses	(59,336)	(59,156)	(60,709)

Net loans and lease finance receivables	4,114,073	3,957,781	3,655,314

Premises and equipment, net	39,922	31,382	32,628
Bank owned life insurance	131,594	130,956	127,557
Intangibles	5,882	2,265	2,946
Goodwill	88,174	74,244	74,244
Other assets	84,834	98,561	67,926

Total assets	$7,920,836	$7,671,200	$7,442,951

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,352,128	$3,250,174	$3,126,928
Investment checking	378,624	367,253	361,465
Savings and money market	1,764,594	1,589,345	1,662,700

Time deposits	720,932	710,488	746,683

Total deposits	6,216,278	5,917,260	5,897,776
Customer repurchase agreements	626,860	690,704	560,352
FHLB advances	5,000	—	—
Other borrowings	—	46,000	—
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	4,152	1,696	2,350
Other liabilities	70,910	66,367	59,581

Total liabilities	6,948,974	6,747,801	6,545,833

Stockholders’ Equity
Stockholders’ equity	935,136	902,490	854,287
Accumulated other comprehensive income, net of tax	36,726	20,909	42,831

Total stockholders’ equity	971,862	923,399	897,118

Total liabilities and stockholders’ equity	$7,920,836	$7,671,200	$7,442,951

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2016	2015
Assets
Cash and due from banks	$120,643	$103,486
Interest-earning balances due from Federal Reserve and federal funds sold	84,943	227,123

Total cash and cash equivalents	205,586	330,609

Interest-earning balances due from depository institutions	52,335	26,252
Investment securities available-for-sale	2,300,012	3,054,952
Investment securities held-to-maturity	827,848	1,482
Investment in stock of Federal Home Loan Bank (FHLB)	18,013	25,338
Loans and lease finance receivables	4,027,577	3,728,193
Allowance for loan losses	(59,297)	(60,098)

Net loans and lease finance receivables	3,968,280	3,668,095

Premises and equipment, net	33,474	33,286
Bank owned life insurance	131,146	127,187
Intangibles	3,445	3,034
Goodwill	78,989	74,244
FDIC loss sharing asset	—	196
Other assets	123,675	104,622

Total assets	$7,742,803	$7,449,297

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,283,931	$2,970,933

Interest-bearing	2,734,217	2,758,993

Total deposits	6,018,148	5,729,926
Customer repurchase agreements	685,860	628,474
FHLB advances	1,703	119,704
Other borrowings	7,537	511
Junior subordinated debentures	25,774	25,774
Payable for securities purchased	1,261	417
Other liabilities	58,227	54,671

Total liabilities	6,798,510	6,559,477

Stockholders’ Equity
Stockholders’ equity	923,461	858,614
Accumulated other comprehensive income, net of tax	20,832	31,206

Total stockholders’ equity	944,293	889,820

Total liabilities and stockholders’ equity	$7,742,803	$7,449,297

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Interest income:
Loans and leases, including fees	$45,770	$45,542
Investment securities:
Investment securities available-for-sale	12,799	17,934
Investment securities held-to-maturity	5,348	38

Total investment income	18,147	17,972
Dividends from FHLB stock	368	469
Federal funds sold and interest-earning deposits with other institutions	215	197

Total interest income	64,500	64,180

Interest expense:
Deposits	1,437	1,293
Borrowings and junior subordinated debentures	547	1,878

Total interest expense	1,984	3,171

Net interest income before provision for loan losses	62,516	61,009
Provision for loan losses	—	—

Net interest income after provision for loan losses	62,516	61,009

Noninterest income:
Service charges on deposit accounts	3,747	3,961
Trust and investment services	2,203	2,151
Gain on sale of loans	1,101	—
Other	1,632	1,899

Total noninterest income	8,683	8,011

Noninterest expense:
Salaries and employee benefits	21,253	19,295
Occupancy and equipment	3,713	3,652
Professional services	1,366	1,153
Recapture of provision for unfunded loan commitments	—	(500)
Debt termination expense	—	13,870
Acquisition related expenses	849	—
Other	7,183	7,002

Total noninterest expense	34,364	44,472

Earnings before income taxes	36,835	24,548
Income taxes	13,444	8,715

Net earnings	$23,391	$15,833

Basic earnings per common share	$0.22	$0.15

Diluted earnings per common share	$0.22	$0.15

Cash dividends declared per common share	$0.12	$0.12

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Interest income - (tax-equivalent) (TE)	$66,036	$66,017
Interest expense	1,984	3,171

Net interest income - (TE)	$64,052	$62,846

Return on average assets, annualized	1.22%	0.86%
Return on average equity, annualized	9.96%	7.22%
Efficiency ratio [1]	48.26%	64.43%
Efficiency ratio excluding debt termination [1] [2]	48.26%	44.34%
Noninterest expense to average assets, annualized	1.79%	2.42%
Noninterest expense to average assets, excluding debt termination expense [2]	1.79%	1.67%
Yield on average earning assets (TE)	3.63%	3.77%
Yield on average earning assets (TE) excluding discount on PCI loans	3.58%	3.71%
Cost of deposits	0.10%	0.09%
Cost of deposits and customer repurchase agreements	0.11%	0.11%
Cost of funds	0.12%	0.20%
Net interest margin (TE)	3.52%	3.59%
Net interest margin (TE) excluding discount on PCI loans	3.47%	3.53%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	106,391,959	105,523,030
Diluted	106,784,424	105,958,721
Dividends declared	$12,934	$12,742
Dividend payout ratio [3]	55.29%	80.48%
[3] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	107,786,175	106,246,910
Book value per share	$9.02	$8.44
Tangible book value per share	$8.14	$7.72

	March 31,
	2016	2015
Nonperforming assets:
Nonaccrual loans	$5,784	$6,227
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	12,360	16,774
Other real estate owned (OREO), net	6,545	7,122

Total nonperforming assets	$24,689	$30,123

Troubled debt restructured performing loans	$37,321	$45,376

Percentage of nonperforming assets to total loans outstanding and OREO	0.59%	0.81%
Percentage of nonperforming assets to total assets	0.31%	0.40%
Allowance for loan losses to nonperforming assets	240.33%	201.54%

	Three Months Ended March 31,
	2016	2015
Allowance for loan losses:
Beginning balance	$59,156	$59,825
Total charge-offs	(163)	(344)
Total recoveries on loans previously charged-off	343	1,228

Net recoveries	180	884
Provision for loan losses	—	—

Allowance for loan losses at end of period	$59,336	$60,709

Net recoveries to average loans	0.004%	0.024%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2016		2015		2014
	High	Low	High	Low	High	Low
Quarter End
March 31,	$17.70	$14.02	$16.21	$14.53	$17.08	$14.23
June 30,	—	—	$18.11	$15.45	$16.42	$13.77
September 30,	—	—	$18.37	$15.30	$16.50	$14.35
December 31,	—	—	$18.77	$15.82	$16.47	$13.35

Quarterly Consolidated Statements of Earnings

	1Q	4Q	3Q	2Q	1Q
	2016	2015	2015	2015	2015
Interest income
Loans, including fees	$45,770	$45,977	$48,822	$45,322	$45,542
Investment securities and other	18,730	19,110	18,909	19,193	18,638

Total interest income	64,500	65,087	67,731	64,515	64,180

Interest expense
Deposits	1,437	1,333	1,333	1,307	1,293
Other borrowings	547	496	481	450	1,878

Total interest expense	1,984	1,829	1,814	1,757	3,171

Net interest income before recapture of provision for loan losses	62,516	63,258	65,917	62,758	61,009
Recapture of provision for loan losses	—	(1,100)	(2,500)	(2,000)	—

Net interest income after recapture of provision for loan losses	62,516	64,358	68,417	64,758	61,009

Noninterest income	8,683	8,714	8,413	8,345	8,011
Noninterest expense	34,364	31,912	32,742	31,533	44,472

Earnings before income taxes	36,835	41,160	44,088	41,570	24,548
Income taxes	13,444	12,547	16,202	14,757	8,715

Net earnings	$23,391	$28,613	$27,886	$26,813	$15,833

Basic earning per common share	$0.22	$0.27	$0.26	$0.25	$0.15
Diluted earnings per common share	$0.22	$0.27	$0.26	$0.25	$0.15
Cash dividends declared per common share	$0.12	$0.12	$0.12	$0.12	$0.12
Cash dividends declared	$12,934	$12,766	$12,774	$12,758	$12,742

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Commercial and industrial	$474,108	$441,572	$421,771	$419,733	$417,588
SBA	114,073	107,260	116,540	121,006	127,458
Real estate:
Commercial real estate	2,893,717	2,724,970	2,656,650	2,663,111	2,601,628
Construction	89,648	68,563	57,578	46,927	55,346
SFR mortgage	233,155	233,947	221,894	214,706	205,329
Dairy & livestock and agribusiness	227,965	306,938	213,193	184,260	173,771
Municipal lease finance receivables	73,098	74,135	75,839	74,691	76,220
Consumer and other loans	78,503	71,716	72,096	73,993	73,746

Gross loans	4,184,267	4,029,101	3,835,561	3,798,427	3,731,086
Less:
Purchase accounting discount on PCI loans	(3,110)	(3,872)	(4,754)	(5,680)	(6,612)
Deferred loan fees, net	(7,748)	(8,292)	(8,636)	(8,528)	(8,451)
Allowance for loan losses	(59,336)	(59,156)	(59,149)	(59,554)	(60,709)

Net loans	$4,114,073	$3,957,781	$3,763,022	$3,724,665	$3,655,314

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Nonperforming loans:
Commercial and industrial	$622	$704	$1,051	$903	$952
SBA	2,435	2,567	2,634	2,456	2,463
Real estate:
Commercial real estate	12,082	14,541	16,696	14,967	16,787
Construction	—	—	—	—	—
SFR mortgage	2,549	2,688	2,778	3,400	2,233
Dairy & livestock and agribusiness	—	—	—	—	103
Consumer and other loans	456	519	489	498	463

Total	$18,144	$21,019	$23,648	$22,224	$23,001

% of Total gross loans	0.43%	0.52%	0.62%	0.59%	0.62%
Past due 30-89 days:
Commercial and industrial	$111	$—	$—	$246	$112
SBA	—	—	—	—	—
Real estate:
Commercial real estate	—	354	266	1,333	35
Construction	—	—	—	—	—
SFR mortgage	625	1,082	—	355	1,613
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	164	—	52	2	139

Total	$900	$1,436	$318	$1,936	$1,899

% of Total gross loans	0.02%	0.04%	0.01%	0.05%	0.05%
OREO:
Commercial and industrial	$—	$—	$—	$—	$736
Real estate:
Commercial real estate	1,705	2,125	2,135	2,967	1,518
Construction	4,840	4,868	4,868	4,868	4,868

Total	$6,545	$6,993	$7,003	$7,835	$7,122

Total nonperforming, past due, and OREO	$25,589	$29,448	$30,969	$31,995	$32,022

% of Total gross loans	0.61%	0.73%	0.81%	0.85%	0.86%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended March 31, 2016 and 2015 include a yield adjustment of $800,000 and $980,000, respectively. These yield adjustments relate to discount accretion on Purchase Credit Impaired (“PCI”) loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended March 31,
	2016			2015
	(Dollars in thousands)
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$7,310,728	$66,036	3.63%	$7,063,340	$66,017	3.77%
Discount on acquired PCI loans	3,657	(800)		7,237	(980)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,314,385	$65,236	3.58%	$7,070,577	$65,037	3.71%

Net interest income and net interest margin (TE)		$64,052	3.52%		$62,846	3.59%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(800)			(980)

Net interest income and net interest margin (TE), excluding yield adjustment		$63,252	3.47%		$61,866	3.53%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2016 and 2015.

	March 31,
	2016	2015
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$971,862	$897,118
Less: Goodwill	(88,174)	(74,244)
Less: Intangible assets	(5,882)	(2,946)

Tangible book value	$877,806	$819,928
Common shares issued and outstanding	107,786,175	106,246,910

Tangible book value per share	$8.14	$7.72

Noninterest Expense and Efficiency Ratio Reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the quarter ended March 31, 2015 includes debt termination expense of $13.9 million. We believe that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense, provides additional clarity to the users of financial statements regarding core financial performance. The Company did not incur debt termination expense for the quarter ended March 31, 2016.

	Three Months Ended March 31,
	2016	2015
	(Dollars in thousands)
Net interest income	$62,516	$61,009
Noninterest income	8,683	8,011
Noninterest expense	34,364	44,472
Less: debt termination expense	—	(13,870)

Adjusted noninterest expense	$34,364	$30,602

Efficiency ratio	48.26%	64.43%
Adjusted efficiency ratio	48.26%	44.34%

Adjusted noninterest expense	$34,364	$30,602
Average assets	$7,742,803	$7,449,297
Adjusted noninterest expense to average assets [1]	1.79%	1.67%

[1]	Annualized